Exhibit 19.1
HOME BANCSHARES, INC.
INSIDER TRADING POLICY

It is the policy of Home BancShares, Inc. (the “Company”) that those persons designated as Directors, Officers and other persons in possession of material nonpublic information of the Company shall abide by certain procedures and restrictions in trading the Company’s securities, as described below. Certain terms used herein are defined at the end of this policy.

Section 16(a) Filings
All Forms 3, 4 and 5 for the Company’s Directors and Officers will be prepared by the office of the Chief Financial Officer. Information regarding changes in beneficial ownership should be forwarded to the office of the Chief Financial Officer immediately to comply with the Securities and Exchange Commission’s two-day Form 4 filing requirement, or to make a determination that the reporting may be deferred to a Form 5 or that no report is required. The office of the Chief Financial Officer will retain a copy of each Form 3, 4 and 5 in its files. Directors and Officers may want to exercise a Power of Attorney enabling certain members of the office of the Chief Financial Officer to sign Forms 3, 4 and 5 on their behalf. If so, please contact the office of the Chief Financial Officer.

Consultation with the Office of the Chief Financial Officer
All Covered Persons should contact the office of the Chief Financial Officer before they, or any family member living in their household or any trust or entity over which they have or share control, buy, sell or transfer any of the Company’s securities or enter into, modify or terminate any trading plan under Rule 10b5-1 of the 1934 Act or any similar written trading arrangement. Directors and Officers must provide a copy or a description of the material terms of any such trading plan or arrangement to the office of the Chief Financial Officer. This will enable the Company to determine that no circumstances exist which might subject the Covered Person to a charge of trading on the basis of “material nonpublic information.” It will also enable the Company to assist any Covered Person who is a Director or Officer to be in compliance with the applicable requirements of Section 16 of the 1934 Act and Rule 144 under the 1933 Act and will ensure that the Company’s records with respect to the Director’s or Officer’s ownership of the Company stock are up to date and that the Company is able to comply with certain related disclosure requirements under the 1934 Act.

Trading Windows
As a matter of general practice, Covered Persons should transact purchases or sales of the Company’s securities only during open trading windows. As a policy, the trading window will be closed on the 1st of the month following quarter end and will remain closed until the first trading day after the public release of the quarterly results for that quarter. This “open-window” trading practice has been instituted in order to help avoid exposure to liability due to Rule 10b-5 of the 1934 Act and other securities laws and to prevent public embarrassment to the Company and the insider involved which invariably attaches whenever insider trading is alleged to have occurred. However, even when the Covered Person is inside the “open-window”, no transaction or trading plan or arrangement should be entered into if he or she possesses material nonpublic information, and all transactions should be carried out in compliance with Section 16 of the 1934 Act and Rule 144 of the 1933 Act.

Insider Trading
All Company personnel shall comply with laws and rules that prohibit insider trading. Insider trading occurs when a person purchases, sells or otherwise trades in Company securities on the basis of material nonpublic information obtained through his or her position with the Company. It is also a violation of law if Company personnel provide material nonpublic information to family members, friends or others who then trade in Company securities using that information. Penalties for insider trading can be severe for the individuals involved, and may include civil and criminal liability. Therefore, Covered Persons should not buy or sell any Company securities while in possession of material nonpublic information regarding the Company or during any period for which the Company has recommended the suspension of trading. Such periods usually relate to the time between the internal identification of material information and the public disclosure of that information. In addition, please be reminded that Covered Persons are prohibited from discussing, disclosing, sharing, providing or otherwise disseminating any material nonpublic information about the Company to outsiders, particularly to the extent that it relates to or affects the quarterly financial results to be reported on by the Company.

Option Trading
Covered Persons should refrain from trading in put and call options on Company securities. Such options create a significant enticement for abusive trading and in many instances give the unwelcome appearance of the Covered Person betting against the Company.

Policy Review and Approval
To promote a consistent and enterprise-wide approach to Key Policy development and revision, this policy will require review and approval by the Executive Risk Committee (“ERC”) prior to its submission to the Board of Directors (“BOD”) at least annually. The ERC shall conduct its annual review in January of each year. If revisions/changes are warranted periodically over the course of the year, such changes may be taken to the ERC at its regularly scheduled meetings or if time does not permit, such changes may be approved by the BOD as the BOD deems appropriate.

Definitions
Beneficial ownership: A “beneficial owner” of a security means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, including the power to direct the voting of such security, or (ii) investment power, including the power to dispose of, or direct the disposition of, such security. Examples of indirect beneficial ownership include but are not limited to securities held by immediate family members and securities held in self-directed retirement plans, custodial accounts, trusts and other entities controlled by the person in question.

Company securities: “Company securities” or the “Company’s securities” means any share of common stock, preferred stock, bond, note, debenture or other equity or debt instrument of the Company that is traded on a public exchange (such as the New York Stock Exchange), and any derivative security (e.g., any stock option or other call or put option) relating to any of the Company’s securities.

Covered Persons: “Covered Persons” means (i) members of the Company’s board of directors (“Directors”), (ii) the Company’s officers who are required to file reports under Section 16 of the 1934 Act (“Officers”), and (iii) any other employees of the Company who may from time to time be designated a Covered Person by the Chief Financial Officer or the Board of Directors due their access to or possession of material nonpublic information regarding the Company.

Material nonpublic information: Information is “material” if its public dissemination is likely to affect the market price of the Company’s securities, or if it is otherwise information a reasonable investor would consider important in determining whether to buy or sell the Company’s securities. Some examples of material information could include, but are not limited to, information regarding:

•the Company’s earnings, projections, and other information about the Company’s actual or anticipated financial results;
•potential mergers, acquisitions, divestitures, and other significant transactions, even if preliminary in nature, depending on the particular circumstances of the transaction;
•key personnel changes;
•significant write-downs in assets or increases in reserves;
•significant changes in capital or liquidity;
•major changes in accounting methods or policies;
•developments regarding significant litigation or significant actions or investigations by any regulatory authority or government agency;
•cybersecurity risks and incidents;
•changes in the Company’s dividends; and
•offerings of the Company’s securities.

Information is “nonpublic” if it has not been disclosed to the public generally. Information is generally deemed disclosed to the public a reasonable time after it has been broadly disseminated by Company press release or included in a public filing by the Company with the Securities and Exchange Commission. As a guideline, information about the Company should be considered nonpublic until the first trading day after the information has been publicly disclosed.

1933 Act: The “1933 Act” means the Securities Act of 1933, as amended.

1934 Act: The “1934 Act” means the Securities Exchange Act of 1934, as amended.